EXHIBIT 23(i)
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Anadarko Petroleum Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 and S-8 (No. 33-8643), Form S-8 (Nos. 333-152049, 333-161367 and 333-181429) and Form S-3 (No. 333-192219) of Anadarko Petroleum Corporation of our reports dated February 28, 2014, with respect to the consolidated balance sheets of Anadarko Petroleum Corporation as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of Anadarko Petroleum Corporation.

/s/ KPMG LLP

Houston, Texas
February 28, 2014